Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Globus Maritime Limited for the registration of $50,000,000 of its common shares and the registration of 15,000,000 shares of its common stock offered by the Selling Shareholders and to the incorporation by reference therein of our report dated April 11, 2017, with respect to the consolidated financial statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants
Athens, Greece
January 17, 2018